Exhibit 99.1

Company Contact:

Ronald H. Spair

Chief Financial Officer

610-882-1820

Investorinfo@orasure.com

www.orasure.com

OraSure Announces 2015 Second Quarter Financial Results

BETHLEHEM, PA – August 5, 2015 – (Globe Newswire) – OraSure Technologies, Inc. (NASDAQ: OSUR), a leader in point-of-care diagnostic tests and specimen collection devices, today announced its consolidated financial results for the three and six months ended June 30, 2015.

Financial Highlights

•	Consolidated net revenues for the second quarter of 2015 were a record $30.4 million, a 15% increase from the comparable quarter of 2014. Consolidated net revenues for the six months ended June 30, 2015 were $57.5 million, also a 15% increase from the comparable period of 2014.

•	The Company’s molecular collection systems subsidiary, DNA Genotek (“DNAG”), contributed $8.1 million in net revenues during the second quarter of 2015, which is a record and represents a 65% increase over the second quarter of 2014. DNAG net revenues during the six months ended June 30, 2015 were $14.8 million, a 39% increase from the comparable period in 2014.

•	Net domestic product revenues for the Company’s OraQuick® rapid HCV test were $1.7 million for the second quarter of 2015, representing a 39% increase over the second quarter of 2014. Net domestic product revenues for the OraQuick® rapid HCV test were $2.9 million for the six months ended June 30, 2105, a 53% increase from the comparable period in 2015. Total HCV-related revenues, including exclusivity payments recognized under the HCV co-promotion agreement with AbbVie, were $5.7 million and $11.2 million for the second quarter and first six months of 2015, respectively. Total HCV-related revenues for the second quarter and first six months of 2014 were $2.9 million and $4.5 million, respectively. In July 2015, the Company received an additional $15.0 million exclusivity payment pursuant to its HCV co-promotion agreement with AbbVie.

•	Consolidated net income for the second quarter of 2015 was $2.0 million, or $0.03 per share on a fully-diluted basis, which compares to consolidated net income of $2.5 million, or $0.04 per share on a fully-diluted basis, for the second quarter of 2014. Consolidated net income for the six months ended June 30, 2015 was $2.1 million, or $0.04 per share on a fully-diluted basis, which compares to a consolidated net loss of $3.1 million, or $0.06 per share, for the comparable period of 2014. The Company’s bottom line results for the second quarter and first six months of 2014 included a $5.5 million payment received as a result of the termination of the Company’s drug assay collaboration with Roche Diagnostics. This $5.5 million payment was recorded as an offset to expenses in the second quarter of 2014. The Company’s bottom line results in 2015 benefited from the increase in product revenues, the AbbVie exclusivity payments, the initial clinical development funding received for the Company’s rapid Ebola test, lower royalty expenses and lower sales and marketing expenses.

•	Cash and short-term investments totaled $91.4 million and working capital amounted to $109.7 million at June 30, 2015.

“We are pleased with the record level of revenues reported for the second quarter of 2015 as well as our bottom line results,” said Douglas A. Michels, President and CEO of OraSure Technologies. “Our molecular collection systems business continues the high performance level we have seen in recent quarters and our HCV business continues to grow nicely. We are also making good progress in our efforts to fund and commercialize a rapid Ebola test on our OraQuick® platform. With the first half of the year now complete, I believe we are well positioned to deliver solid growth and full year profitability for 2015.”

Financial Results

Consolidated net product revenues for the second quarter and first six months of 2015 increased 3% and 2% over the comparable periods of 2014, respectively, primarily as a result of higher sales of the Company’s molecular collection systems, OraQuick® HCV and Intercept® products. These increases were partially offset by lower cryosurgical systems and OraQuick® professional HIV product sales.

Consolidated other revenues for the second quarter and first six months of 2015 were $4.1 million and $7.4 million, respectively. Other revenues in the current quarter included $3.4 million of exclusivity payments recognized under the Company’s HCV co-promotion agreement with AbbVie and $714,000 of Ebola-related funding received from the U.S. Department of Health and Human Services Office of the Assistant Secretary for Preparedness and Response’s Biomedical

Advanced Research and Development Authority (“BARDA”). Other revenue in the first six months of 2015 included $6.7 million of exclusivity payments and the $714,000 in BARDA funding. Other revenues in the second quarter and first six months of 2014 included $775,000 of AbbVie exclusivity payments.

Consolidated gross margin for the three and six months ended June 30, 2015 was 68% and 66%, respectively. Consolidated gross margin for the three and six months ended June 30, 2014 was 61% and 60%, respectively. Gross margin for the current quarter and six-month period improved largely as a result of the $4.1 million and $7.4 million in other non-product revenues, respectively. Other revenues contributed approximately 500 basis points to gross margin for both the three and six months ended June 30, 2015 and approximately 100 basis points to gross margin for both the three and six months ended June 30, 2014. Gross margins in 2015 also benefited from a reduction in royalty expense partially offset by an increase in scrap and spoilage costs.

Consolidated operating expenses increased to $17.9 million during the second quarter of 2015 compared to $13.5 million in the comparable period of 2014. For the six months ended June 30, 2015, consolidated operating expenses were $35.3 million, an increase from the $33.1 million reported for the six months ended June 30, 2104. The increases for both the quarter and six-month period were largely due to the absence of the $5.5 million Roche termination payment received in 2014, increased research and development costs and higher costs associated with the AbbVie co-promotion agreement, partially offset by lower promotional expenses for the Company’s OraQuick® In-Home HIV test. Promotional expenses for the OraQuick® In-Home HIV test were $484,000 and $3.0 million for the second quarters of 2015 and 2014, respectively, and $917,000 and $7.6 million for the first six months of 2015 and 2014, respectively.

The Company’s cash and short-term investment balance totaled $91.4 million at June 30, 2015 compared to $97.9 million at December 31, 2014. Working capital was $109.7 million at June 30, 2015 compared to $104.8 million at December 31, 2014. For the six months ended June 30, 2015, the Company used $3.4 million to fund operations.

Third Quarter 2015 Outlook

The Company expects consolidated net revenues to range from $29.5 to $30.0 million and is projecting a consolidated bottom line performance of breakeven to a consolidated net loss of ($0.01) per share.

Financial Data

Condensed Consolidated Financial Data

(In thousands, except per-share data)

Unaudited

	Three months ended June 30,		Six months ended June 30,
	2015	2014	2015	2014
Results of Operations
Net revenues	$30,388	$26,401	$57,476	$49,938
Cost of products sold	9,692	10,385	19,782	19,995

Gross profit	20,696	16,016	37,694	29,943

Operating expenses:
Research and development	2,996	2,771	6,436	5,252
Sales and marketing	8,904	10,272	16,788	21,612
General and administrative	6,075	5,976	12,040	11,700
Gain on contract termination	—	(5,500)	—	(5,500)

Total operating expenses	17,975	13,519	35,264	33,064

Operating income (loss)	2,721	2,497	2,430	(3,121)
Other income (expense)	(95)	(142)	314	(24)

Income (loss) before income taxes	2,626	2,355	2,744	(3,145)
Income tax expense (benefit)	658	(174)	663	(43)

Net income (loss)	$1,968	$2,529	$2,081	$(3,102)

Earnings (loss) per share:
Basic	$0.03	$0.05	$0.04	$(0.06)

Diluted	$0.03	$0.04	$0.04	$(0.06)

Weighted average shares:
Basic	56,453	55,907	56,398	55,846

Diluted	56,687	57,243	56,678	55,846

Summary of Net Revenues by Market and Product (Unaudited)

	Three Months Ended June 30,
	Dollars			Percentage of Total Net Revenues
Market	2015	2014	% Change	2015	2014
Infectious disease testing	$11,792	$12,668	(7)%	39%	47%
Substance abuse testing	2,527	2,208	14	8	8
Cryosurgical systems	2,953	4,920	(40)	10	19
Molecular collection systems	8,102	4,896	65	27	19
Insurance risk assessment	939	934	1	3	4

Net product revenues	26,313	25,626	3	87	97
Other	4,075	775	NM *	13	3

Net revenues	$30,388	$26,401	15%	100%	100%

	Six Months Ended June 30,
	Dollars			Percentage of Total Net Revenues
Market	2015	2014	% Change	2015	2014
Infectious disease testing	$23,288	$23,732	(2)%	40%	47%
Substance abuse testing	4,629	4,038	15	8	8
Cryosurgical systems	5,498	8,887	(38)	10	18
Molecular collection systems	14,819	10,655	39	26	21
Insurance risk assessment	1,844	1,851	(0)	3	4

Net product revenues	50,078	49,163	2	87	98
Licensing and product development	7,398	775	NM *	13	2

Net revenues	$57,476	$49,938	15%	100%	100%

*	Calculation is not considered meaningful

	Three Months Ended June 30,			Six Months Ended June 30,
HIV Revenues	2015	2014	% Change	2015	2014	% Change
Domestic	$6,593	$7,720	(15)%	$12,601	$14,339	(12)%
International	596	848	(30)	1,544	1,405	10
Domestic OTC	1,719	1,669	3	3,280	3,622	(9)

Net product revenues	$8,908	$10,237	(13)%	$17,425	$19,366	(10)%

	Three Months Ended June 30,			Six Months Ended June 30,
HCV Revenues	2015	2014	% Change	2015	2014	% Change
Domestic	$1,693	$1,221	39%	$2,889	$1,884	53%
International	646	974	(34)	1,619	1,870	(13)

Net product revenues	2,339	2,195	7	4,508	3,754	20
Amortization of exclusivity payments	3,361	775	NM *	6,684	775	NM	*

Net HCV-related revenues	$5,700	$2,970	92%	$11,192	$4,529	NM	*%

*	Calculation is not considered meaningful

	Three Months Ended June 30,			Six Months Ended June 30,
Intercept® Revenues	2015	2014	% Change	2015	2014	% Change
Net Intercept® revenues	$1,989	$1,616	23%	$3,513	$2,866	23%

	Three Months Ended			Six Months Ended
	June 30,			June 30,
Cryosurgical Systems Revenues	2015	2014	% Change	2015	2014	% Change
Domestic professional	$1,008	$1,469	(31)%	$1,668	$3,011	(45)%
International professional	142	229	(38)	498	538	(7)
Domestic over-the-counter	108	—	100	163	—	100
International over-the-counter	1,695	3,222	(47)	3,169	5,338	(41)

Net cryosurgical systems revenues	$2,953	$4,920	(40)%	$5,498	$8,887	(38)%

Condensed Consolidated Balance Sheets (Unaudited)

	June 30, 2015	December 31, 2014
Assets

Cash	$83,403	$92,867
Short-term investments	8,005	5,000
Accounts receivable, net	16,364	16,138
Inventories	15,654	15,763
Other current assets	1,837	1,446
Property and equipment, net	17,888	17,934
Intangible assets, net	15,105	17,505
Goodwill	20,222	21,734
Other non-current assets	1,599	1,246

Total assets	$180,077	$189,633

Liabilities and Stockholders’ Equity

Accounts payable	$4,729	$7,148
Deferred revenue	1,780	8,043
Other current liabilities	9,094	11,271
Other non-current liabilities	1,258	1,234
Deferred income taxes	3,364	3,236
Stockholders’ equity	159,852	158,701

Total liabilities and stockholders’ equity	$180,077	$189,633

	Six months ended June 30,
Additional Financial Data (Unaudited)	2015	2014
Capital expenditures	$1,145	$1,988
Depreciation and amortization	$2,849	$3,108
Stock-based compensation	$3,008	$2,869
Cash used in operating activities	$3,421	$10,397

Conference Call

The Company will host a conference call and audio webcast to discuss the Company’s 2015 second quarter financial results, certain business developments and financial guidance for the third quarter of 2015, beginning today at 5:00 p.m. Eastern Time (2:00 p.m. Pacific Time). On the call will be Douglas A. Michels, President and Chief Executive Officer, and Ronald H. Spair, Chief Financial Officer and Chief Operating Officer. The call will include prepared remarks by management and a question and answer session.

In order to listen to the conference call, please either dial 844-831-3030 (Domestic) or 315-625-6887 (International) and reference Conference ID #78882836 or go to OraSure Technologies’ web site, www.orasure.com, and click on the Investor Relations page. Please click on the webcast link and follow the prompts for registration and access 10 minutes prior to the call. A replay of the call will be archived on OraSure Technologies’ web site shortly after the call has ended and will be available for seven days. A replay of the call can also be accessed until August 12, 2015, by dialing 855-859-2056 (Domestic) or 404-537-3406 (International) and entering the Conference ID #78882836.

About OraSure Technologies

OraSure Technologies is a leader in the development, manufacture and distribution of point-of-care diagnostic and collection devices and other technologies designed to detect or diagnose critical medical conditions. Its first-to-market, innovative products include rapid tests for the detection of antibodies to HIV and HCV on the OraQuick® platform, oral fluid sample collection, stabilization and preparation products for molecular diagnostic applications, and oral fluid laboratory tests for detecting various drugs of abuse. OraSure’s portfolio of products is sold globally to various clinical laboratories, hospitals, clinics, community-based organizations and other public health organizations, research and academic institutions, distributors, government agencies, physicians’ offices, commercial and industrial entities and consumers. The Company’s products enable healthcare providers to deliver critical information to patients, empowering them to make decisions to improve and protect their health.

Important Information

This press release contains certain forward-looking statements, including with respect to expected revenues and earnings/loss per share. Forward-looking statements are not guarantees of future performance or results. Known and unknown factors that could cause actual performance or results to be materially different from those expressed or implied in these statements include, but are not limited to: ability to market and sell products, whether through our internal, direct sales force or third parties; ability to manufacture products in accordance with applicable specifications, performance standards and quality requirements; ability to obtain, and timing and cost of obtaining, necessary regulatory approvals for new products or new indications or applications for existing products; ability to comply with applicable regulatory requirements; ability to effectively resolve warning letters, audit observations and other findings or comments from the FDA or other regulators; changes in relationships, including disputes or disagreements, with strategic partners or other parties and reliance on strategic partners for the performance of critical activities under collaborative arrangements; our ability to achieve financial and performance objectives under the HCV co-promotion agreement with AbbVie; failure of distributors or other customers to meet purchase forecasts, historic purchase levels or minimum purchase requirements for our products; impact of replacing distributors; inventory levels at distributors and other customers; ability of DNA Genotek to achieve its financial and strategic objectives and continue to increase its revenues; ability to identify, complete, integrate and realize the full benefits of future acquisitions; impact of competitors, competing products and technology changes; impact of negative economic conditions, high unemployment and poor credit conditions; reduction or deferral of public funding available to customers; competition from new or better technology or lower cost products; ability to develop, commercialize and market new products; market acceptance of oral fluid testing or other products; changes in market acceptance of products based on product performance or other factors, including changes in CDC or other testing guidelines, algorithms or other recommendations; ability to fund research and development and other products and operations; ability to obtain and maintain new or existing product distribution channels; reliance on sole supply sources for critical products and components; availability of related products produced by third parties or products required for use of our products; history of losses and ability to achieve sustained profitability; ability to utilize net operating loss carry forwards or other deferred tax assets; volatility of OraSure’s stock price; uncertainty relating to patent protection and potential patent infringement claims; uncertainty and costs of litigation relating to patents and other intellectual property; availability of licenses to patents or other technology; ability to enter into international manufacturing agreements; obstacles to international marketing and manufacturing of products; ability to sell products internationally, including the impact of changes in international funding sources and testing algorithms; adverse movements in foreign currency exchange rates; loss or impairment of sources of capital; ability to attract and retain qualified personnel; exposure to product liability and other types of litigation; changes in international, federal or state laws and regulations; customer consolidations and inventory practices; equipment failures and ability to obtain needed raw materials and components; the impact of terrorist attacks and civil unrest; and general political, business and economic conditions. These and other factors are discussed more fully in the Company’s Securities and Exchange Commission filings, including its registration statements, Annual Report on Form 10-K for the year ended December 31, 2014, Quarterly Reports on Form 10-Q, and other filings with the SEC. Although forward-looking statements help to provide information about future prospects, readers should keep in mind that forward-looking statements may not be reliable. The forward-looking statements are made as of the date of this press release and OraSure Technologies undertakes no duty to update these statements.

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